Exhibit 99

Investor Release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
05/20/2010	Investors:	Mary Kay Shaw, 630-623-7559
	Media:	Lizzie Roscoe, 630-623-3499

McDONALD’S ANNOUNCES QUARTERLY CASH DIVIDEND

OAK BROOK, IL – On May 19, 2010, McDonald’s Board of Directors declared a quarterly cash dividend of $0.55 per share of common stock, payable on June 15, 2010, to shareholders of record at the close of business on June 1, 2010.

Upcoming Communications

McDonald’s Annual Shareholders’ Meeting will be webcast live on May 20, 2010 at 9:00 a.m. Central Time at www.investor.mcdonalds.com. An archived replay and podcast of the meeting will be available for a limited time.

Chief Executive Officer Jim Skinner and Chief Operating Officer Don Thompson will speak at the Sanford Bernstein Strategic Decisions Conference on June 2, 2010 at 2:00 p.m. Eastern Time. This presentation will be webcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.

McDonald’s tentatively plans to release May sales on June 8, 2010.

McDonald’s is the leading global foodservice retailer with more than 32,000 local restaurants in more than 100 countries. Over 80% of McDonald’s restaurants worldwide are owned and operated by franchisees. Please visit our website at www.aboutmcdonalds.com to learn more about the Company.

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